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EXHIBIT 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

February 1, 2008

Transoma Medical, Inc.
4211 Lexington Avenue North; Suite 2244
St. Paul, Minnesota 55126

Re:    Registration Statement on Form S-1
          File No. 333-146644

Dear Ladies and Gentlemen:

        We have acted as counsel to Transoma Medical, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration and sale of up to 4,850,240 shares of the Company's common stock, par value $0.001 per share (the "Shares"). The Shares, which include up to 4,632,640 newly issued shares being offered by the Company, including 632,640 shares subject to the Underwriters' over-allotment option (the "Company Shares") and up to 217,600 shares that are presently issued and outstanding being offered by certain stockholders of the Company (the "Selling Stockholder Shares"), are included in the Company's Registration Statement on Form S-1 (File Number 333-146644), filed with the Securities and Exchange Commission on October 12, 2007, as subsequently amended through the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act").

        This opinion is being furnished in connection with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act.

        In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  The Company Shares when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

  2.
  The Selling Stockholder Shares to be sold pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

        This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, to the reference to our firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement, and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the offering described in the Registration Statement.

                      Very truly yours,

                      /s/ OPPENHEIMER WOLFF & DONNELLY LLP

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  EXHIBIT 5.1